Exhibit 10.2

PRIVATE & CONFIDENTIAL, January 21, 2009 Hartmarx Corporation 101 North Wacker Drive, 23rd Floor Chicago, Illinois 60606 Attn: Mr. Glenn R. Morgan	Michael Buenzow Senior Managing Director FTI Consulting, Inc. 333 W. Wacker, Suite 600 Chicago, IL 60606 (312) 252-9333

Re:           Hartmarx Corporation

Dear Mr. Morgan:

1.	Introduction

This letter confirms that we, FTI Consulting, Inc. (“FTI”), have been retained by you, Hartmarx Corporation (“you”, the “Company”, or “Hartmarx”), to provide certain financial advisory and consulting services (the “Services”) as set out below.  This letter of engagement (the “Engagement”) and the related Standard Terms and Conditions constitute the engagement contract (the “Engagement Contract”) pursuant to which the Services will be provided.

2.	Scope of Services

The Services that FTI will render to the Company may include, but are not limited to, the following:

Cash Management and Financial Projections
•	Evaluate current liquidity position and expected future cash flows;
•	Assist management in the updating of weekly cash flow forecasts required pursuant to the Credit Facility;
•	Assist in the management and control all cash disbursements;
•	Advise management on cash conservation measures and assist with implementation of cash forecasting and reporting tools as requested; and
•	Assist in the development of financial projections.

Situational Assessment
•	Assess current situation and determine solution for highest and best recovery and recommend appropriate strategic alternatives;

Bankruptcy Advisory Assistance
•	Assist management and the Board of Directors in managing the various aspects of the execution of a Chapter 11 filing;

•	Advise the Company in the process of obtaining and maintaining debtor in possession (“DIP”) financing and assist the Company in preparing a collateral package in support of such financing;
•
Assist Company personnel with the communications and negotiations, at your request and under your guidance, with lenders, creditors, and other parties-in-interest including the preparation of financial information for distribution to such parties-in-interest;

•
Advise and assist the Company in their preparation, analysis and monitoring of historical, current and projected financial affairs, including without limitation, if necessary, schedules of assets and liabilities (“SOAL’s”), statements of financial affairs (“SOFA’s”), periodic operating reports (“MOR’s), analyses of cash receipts and disbursements, analyses of cash flow forecasts, analyses of various asset and liability accounts, analyses of any unusual or significant transactions between themselves and any other entities, and analyses of proposed restructuring transactions;

•	Assist the Company in the valuation of businesses and in the preparation of a liquidation valuation for a reorganization plan and/or negotiation purposes;
•	Assist the Company in managing and executing the claims reconciliation process; and
•	Advise and assist the Company in identifying and/or reviewing preference payments, fraudulent conveyances and other causes of action.

Interim Management Services
•
If the Company decides to file for protection under Chapter 11 of the U.S. Bankruptcy Code, if required by the Lender Group and authorized by the Board of Directors, Michael Buenzow will commence serving as the Chief Restructuring Officer (the “CRO”) of the Company, reporting directly to the Board of Directors;

•
To the extent determined by the Board of Directors from time to time, Michael Buenzow will be granted the right to attend and participate (but not vote) in the meetings of the Board of Directors of the Company as an observer (such role referred to as “Board Observer”);

•	Other temporary employees (the “Temporary Employees”) whom you may approve from time to time to support Michael Buenzow in his role as the CRO;
•
Lead management efforts to further identify and implement both short-term and long-term profit improvement, liquidity generating and debt reduction initiatives in an effort to improve the ongoing viability of the Company;

•
In conjunction with the Company’s retention of Moelis & Company to evaluate strategic alternatives, the CRO will lead efforts to evaluate all bids or proposals received for any of the Company’s assets to determine which bid or bids constitute the highest and best bids;

•
Perform the typical duties of a CRO, work collaboratively with all parties-in-interest including but not limited to secured creditors, unsecured creditors, administrative creditors, shareholders, existing management and employees of the Company; and

•	Proactively lead, direct and coordinate the Company’s Chapter 11 restructuring efforts.

Other
•
Assist with such other accounting and financial advisory services as requested by the Company and/or the Board of Directors consistent with the role of a financial advisor and not duplicative of services provided by other professionals.

The Services may be performed by FTI employees or by any employees of subsidiaries of FTI, as FTI shall determine in consultation with the Company.  FTI may also provide, with the prior approval of the Company, non-officer Services through agents or independent contractors.  References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees.    The Services will be directed and led by Michael Buenzow, a Senior Managing Director who is expected to devote approximately 10-20 hours per week to this engagement.  Mr. Buenzow will be assisted by other experienced restructuring personnel familiar with complex bankruptcy cases.

3.	Confidentiality

We understand that the Company will make available to us information from their books and records solely for the purpose of this analysis in connection with your loan evaluation process. Such information will be held in strict confidence and will not be used for any other purpose except for purposes stated herein. The information accumulated by us will only be furnished to outside parties if the Company instructs FTI to do so.

4.	Fees and Cash on Account

Hourly Fees

Fees in connection with this Engagement will be based upon the time incurred providing the Services, multiplied by our standard hourly rates applicable in the United States.  Effective January 1, 2009 our standard hourly rates are summarized as follows:

Per Hour

Senior Managing Directors	$710 - $825
Directors / Managing Directors	$520 - $685
Consultants/Senior Consultants	$255 - $480
Administrative / Paraprofessionals	$105 - $210

Hourly rates are generally revised periodically. To the extent this engagement requires services of our International divisions or personnel, the time will be multiplied by our standard hourly rates applicable on International engagements. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work.

In addition to the fees outlined above, FTI will bill for reasonable allocated and direct expenses which are likely to be incurred on your behalf during this Engagement.  Allocated expenses include the cost of items which are not billed directly to the engagement, including administrative support and other overhead expenses that are not billed through as direct reimbursable expenses, and are calculated at 6.0% of FTI’s standard professional rates.

Direct expenses include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as certain telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to the engagement.  Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including counsel fees) with respect thereto.

Performance / Completion Fees: In addition to the monthly fees and expenses, after conclusion of a Chapter 11 Bankruptcy proceeding, FTI may elect to seek certain performance fees. The potential incentive based performance fees are as follows:

i.
$900,000 in the event a Plan of Reorganization (“POR”) is confirmed by the Bankruptcy Court and the Company determines the CRO and FTI were instrumental in effectuating the development of the Plan.  No fee will be deemed to be earned and payable unless a Chapter 11 POR is confirmed by the Bankruptcy Court;

ii.
In the event the Company is not reorganized as a stand alone Company or if substantially all of the Company’s are not sold to a strategic or financial buyer, FTI will be entitled to a Completion Fee of $300,000 for coordinating, negotiating and managing the sale of the Company’s assets to liquidation buyers.  FTI shall be entitled to this fee if the work is completed as outlined, required and requested; and

iii.	All Performance and Completion Fees must be approved by the Board of Directors and the Bankruptcy Court.

Payment of Fees and Expenses

Prior to the Chapter 11 filing, the Company will forward to us the amount of $150,000, which funds will be held as a “Retainer” to be applied against our final invoice for professional fees, charges and disbursements for the Engagement (the "Retainer").  To the extent this amount exceeds our fees, charges and disbursements upon the completion of the Engagement, we will refund any unused portion.  We will send the Company regular monthly invoices for services rendered and charges and disbursements incurred on the basis discussed above, and in certain circumstances, an invoice may be for estimated fees, charges and disbursements through a date certain.  All post-petition fees, charges and disbursements will be due and payable immediately upon entry of an order containing such court approval or at such time thereafter as instructed by the court.

The Company understands that while the arrangement in this paragraph may be altered in whole or in part by the Bankruptcy Court, the Company shall nevertheless remain liable for payment of court approved post-petition fees and expenses.  Such items are afforded administrative priority under 11 U.S.C. § 503(b)(1).  The Bankruptcy Code provides in pertinent part, at 11 U.S.C. § 1129(a)(9)(A), that a plan cannot be confirmed unless these priority claims are paid in full in cash on the effective date of any plan (unless the holders of such claims agree to different treatment).

Other

In a case under the Bankruptcy Code, fees and expenses may not be paid without the express prior approval of the Bankruptcy Court.  In most cases of this size and complexity, on request of a party in interest, the Bankruptcy Court permits the payment of interim fees during the case.  The Company agrees that, if asked to do so by us, the Company will request the bankruptcy court to establish a procedure for the payment of interim fees during the case that would permit payment of interim fees.

If the bankruptcy court approves such a procedure, we will submit invoices on account against our final fee.  These interim invoices will be based on such percentage as the bankruptcy court allows of our internal time charges and costs and expenses for the work performed during the relevant period and will constitute a request for an interim payment against the reasonable fee to be determined at the conclusion of our representation.

Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses with respect thereto.

Our fees will be based upon actual time incurred, plus out-of-pocket expenses.  If we do not receive payment of any invoice within 15 days of the due date, we shall be entitled, without prejudice to any other rights that we may have, to immediately suspend provision of the Services until all sums due are paid in full.  It is important that you understand that total fees will depend upon the condition and accessibility of the books and records, the level of cooperation provided by management, and the ultimate scope of our work.  All fees and expenses are payable promptly after approval is received from the bankruptcy court. Hourly rates are revised from time to time.  We will provide you with prior written notice of any changes to our rates.  Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work.

Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including counsel fees) with respect thereto.

5.	Terms and Conditions

The attached Standard Terms and Conditions set forth the duties of each party with respect to the Services. Further, this letter and the Standard Terms and Conditions attached comprise the entire Engagement Contract for the provision of the Services to the exclusion of any other express or implied terms, whether expressed orally or in writing, including any conditions, warranties and representations, and shall supersede all previous letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.

6.	Conflicts of Interest

Based on the list of interested parties (the “Potentially Interested Parties”), provided by you, we have undertaken a limited review of our records to determine FTI's professional relationships with the Company.  As you may be aware, FTI is regularly retained by the administrative agent and/or other members of your lending group (or law firms retained by the administrative agent or lending group members).  However, such representations are in matters unrelated to this engagement.

From the results of such review, we were not made aware of any conflicts of interest or additional relationships that we believe would preclude us from performing the Services.  However, as you know, we are a large consulting firm with numerous offices throughout the United States.  We are regularly engaged by new clients, which may include one or more of the Potentially Interested Parties.  We will not knowingly accept an engagement that directly conflicts with this Engagement without your prior written consent.

7.	Limitation of Liability

FTI personnel serving as employees of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, certificate of incorporation, by contract or otherwise.

The Company agrees that it will specifically include and cover Michael Buenzow (and any other employee of FTI who, at the request of the Board of Directors of the Company, FTI agrees will serve as an employee or officer of the Company) under the Company’s policies for directors’ and officers’ insurance.  The Company agrees to also maintain insurance coverage for Michael Buenzow for a period of not less than two (2) years following the date of termination of such employee's services hereunder. In the event that the Company is unable to include FTI employees serving as employees or officers of the Company under the Company’s policies, it is agreed that FTI will attempt to purchase a separate directors’ and officers’ policy providing coverage similar to the coverage provided to the Company’s other directors and officers that will cover FTI’s employees serving as employees or officers of the Company only and that the cost of the same shall be invoiced to the Company as an out-of-pocket expense.

If FTI is unable to purchase such coverage, then it shall have the right to terminate this letter agreement upon notice to the Company.  The provisions of this section 7 are in the nature of contractual obligations and no change in applicable law or the Company's charter, bylaws or other organizational documents or policies shall affect any of Michael Buenzow’s rights hereunder. The obligations of the parties as reflected herein shall survive the termination of the Engagement.

The parties intend that an independent contractor relationship will be created by this letter agreement.  As an independent contractor, FTI will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business.

None of FTI’s employees serving as a Temporary Employee, including Michael Buenzow in his capacity as CRO of the Company, will be entitled to receive from the Company any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employee benefits.  FTI will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business (including those related to Michael Buenzow, and the Temporary Employees).

8.	Acknowledgement and Acceptance

Please acknowledge your acceptance of the terms of this Engagement Contract by signing both the confirmation below and the attached Standard Terms and Conditions and returning a copy of each to us at the above address.

Thank you very much for allowing us to assist you in this matter.  If you have any questions regarding this letter or the attached Standard Terms and Conditions, please do not hesitate to contact Michael Buenzow at (312) 252-9333.

Very truly yours,

FTI Consulting, Inc.

By:	/s/ Michael Buenzow
Michael Buenzow
Senior Managing Director

Date:	1/23/09

Agreed by:	Hartmarx Corporation, Inc.

By:	/s/ Glenn R. Morgan

Name:	Glenn R. Morgan

Title:	/s/ EVP, Chief Financial Officer

Date:	1/23/09

FTI CONSULTING, INC.

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached letter of engagement with Hartmarx Corporation, dated January 21, 2009.  The Engagement letter and the Standard Terms and Conditions  (collectively the “Engagement Contract”) form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.  The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.	Reports and Advice

1.1
Use and purpose of advice and reports – Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law, you shall not provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.	Information and Assistance

2.1	Provision of information and assistance – Our performance of the Services is dependent upon your providing us with such information and assistance as we may reasonably require from time to time.

2.2
Punctual and accurate information – You shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is required.  You shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3
No assurance on financial data – While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof.  Company management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information.  Moreover, the circumstances of the Engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period.  Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Company.

2.4
Prospective financial information - In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and we will express no assurance of any kind on such information.  There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.  We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Company.

3.	Additional Services

3.1
Responsibility for other parties – You shall be solely responsible for the work and fees of any other party engaged by you to provide services in connection with the Engagement regardless of whether such party was introduced to you by us.  Except as provided in this Engagement Contract, we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters.  Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you, other than our agents or independent contractors engaged to provide Services, without your written authorization.

4.	Confidentiality

4.1
Restrictions on confidential information – Both parties agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, neither party will disclose the other party’s confidential information to any third party without the other party’s consent. Confidential information shall not include information that:

	4.1.1	is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;

	4.1.2	is acquired from a third party who, to the recipient party’s knowledge, owes no obligation of confidence in respect of the information; or

	4.1.3	is or has been independently developed by the recipient.

4.2
Disclosing confidential information – Notwithstanding Clause 1.1 or 4.1 above, either party will be entitled to disclose confidential information of the other to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days’ notice in writing is first given to the other party.

4.3
Citation of engagement – Without prejudice to Clause 4.1 and Clause 4.2 above, to the extent our engagement is or becomes known to the public, we may cite the performance of the Services to our clients and prospective clients as an indication of our experience, unless we and you specifically agree otherwise in writing.

4.4	Internal quality reviews – Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other FTI entity or use it for internal quality reviews.

4.5
Maintenance of workpapers – Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our internal policies.

5.	Termination

5.1
Termination of Engagement with notice – Either party may terminate the Engagement Contract for whatever reason upon written notice to the other party. Upon receipt of such notice, we will stop all work immediately. You will be responsible for all fees and expenses incurred by us through the date termination notice is received.

5.2
Continuation of terms – The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, Clauses 3 and 4 of the Engagement letter, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

6.	Indemnification and Liability Limitation; Waiver of Jury Trial

6.1
Indemnification - You agree to indemnify and hold harmless FTI and any of its subsidiaries and affiliates, officers, directors, principals, shareholders, agents, independent contactors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been.

determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted

6.2
Limitation of liability - You agree that no Indemnified Person shall have any liability as a result of your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.  Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

6.3
WAIVER OF JURY TRIAL –TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE, YOU AND FTI IRREVOCABLY AND UNCONDITIONALLY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR ANY SUCH OTHER MATTER. .

7.
Governing Law and Jurisdiction-The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.  The United States District Court for the Southern District of New York and the appropriate Courts of the State of New York sitting in the Borough of Manhattan, City of New York shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising from it. The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

Confirmation of Standard Terms and Conditions

We agree to engage FTI Consulting, Inc. upon the terms set forth in these Standard Terms and Conditions as outlined above.

Hartmarx Corporation.

By:	/s/ Glenn R. Morgan

Date:	1/23/09